Exhibit 10.26

VERRA MOBILITY CORPORATION

PERFORMANCE SHARE UNITS

NOTICE OF GRANT AND AWARD AGREEMENT

Verra Mobility Corporation (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), this Notice of Grant (“Grant Notice”) and the attached Award Agreement (the “Agreement”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Performance Share Units (the “Units”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock (each a “Share”), as follows:

Participant:
Grant Date:
Target Number of Units:	, subject to adjustment as provided by the Agreement.
Maximum Number of Units:	, which is 150% of the Target Number of Units, subject to adjustment as provided by the Agreement.
Performance Period:	The three-year period beginning [________] and ending [_________], subject to Section 9.1 of the Agreement (the “Performance Period”).
Performance Measure:

Relative Total Stockholder Return (“Relative TSR”), meaning the difference, measured in percentage points (rounded to the nearest 1/100 of 1%), for the Performance Period between Company Annualized TSR and Comparator Group Median Annualized TSR, all as determined in accordance with Section 2 of the Agreement.

Comparator Group:	The group of companies determined in accordance with Appendix B (each, a “Comparator Group Company”).
Earned Units:

A number of Units (rounded up to the nearest whole Unit), if any (not to exceed the Maximum Number of Units), equal to the product of (i) the Target Number of Units and (ii) the Relative TSR Factor, as illustrated by Appendix A.

Relative TSR Factor:

A percentage (rounded to the nearest 1/100 of 1% and not greater than 150% or less than 50%) determined in accordance with Section 2 of the Agreement; provided, however, that (i) the Relative TSR Factor shall be zero percent (0%) if the Relative TSR is less than negative 8% and (ii) the Relative TSR Factor shall not exceed 100% if the Company Absolute TSR for the Performance Period is less than zero percent (0%). Determination of the Relative TSR Factor is illustrated by Appendix A.

Vesting Date:	[_________], except as otherwise provided by the Agreement.
Vested Units:

Provided that the Participant’s Service has not terminated prior to the Vesting Date (except as otherwise provided by the Agreement), the Earned Units, if any, shall become Vested Units on the Vesting Date.

Settlement Date:

For each Vested Unit, except as otherwise provided by the Agreement, the Settlement Date shall be the Vesting Date or as soon thereafter as practicable; provided, however that the Committee, in its discretion, may specify as the Settlement Date a later date on which the sale of Shares to be issued in settlement of Vested Units would not violate the Trading Compliance Policy, but in any even no later than the 15th day of the third calendar month following the end of the Applicable Year in which the Vesting Date occurs.  For this purpose, “Applicable Year” means the calendar year or the Company’s fiscal year, whichever year ends later.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan and the Agreement, both of which are made part of this document.  The Participant acknowledges that copies of the Plan, the Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Units.

VERRA MOBILITY CORPORATION	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

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APPENDIX A

ILLUSTRATION OF RELATIVE TSR FACTOR AND RESULTING NUMBER OF EARNED UNITS

Relative TSR (Percentage point difference (rounded to nearest 1/100 of 1%) of Company Annualized TSR over/under Comparator Group Median Annualized TSR)	Relative TSR Factor (Rounded to nearest 1/100 of 1%)	Earned Units (Per 1,000 Target Units, rounded up to nearest whole Unit)
Maximum:8% and above	150.00%	1,500
7%	143.75%	1,438
6%	137.50%	1,375
5%	131.25%	1,313
4%	125.00%	1,250
3%	118.75%	1,188
2%	112.50%	1,125
1%	106.25%	1,063
Target:0%	100.00%	1,000
-1%	93.75%	938
-2%	87.50%	875
-3%	81.25%	813
-4%	75.00%	750
-5%	68.75%	688
-6%	62.50%	625
-7%	56.25%	563
-8%	50.00%	500
Threshold:Less than -8%	0%	0

•	The Relative TSR Factor may not exceed 150%.
•

If the Company Absolute TSR for the Performance Period is a negative number, the Relative TSR Factor may not exceed 100% even if the Company Annualized TSR exceeds the Comparator Group Median Annualized TSR.

•	If the Relative TSR is less than negative 8%, the Relative TSR Factor shall be zero percent (0%).
•	The Relative TSR Factor is determined by linear interpolation for Relative TSRs falling between the whole numbers represented in the table above.

APPENDIX A CONTINUED

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS

PER 1,000 TARGET UNITS

Company Annualized TSR Exceeds Comparator Group Median Annualized TSR
Assumptions

Company:
Beginning Average Per Share Closing Price		$15.00
Ending Average Per Share Closing Price		$26.00
Dividends per Share		$0.00
Performance Period		3 years

Comparator Group:
Comparator Group Median Annualized TSR		15.00%

Computations

Company Annualized TSR	[($26/$15) (1/3) – 1] x 100%	20.12%

Relative TSR	20.12% – 15%	5.12%

Relative TSR Factor	(5.12% x 6.25) + 100%	132.00%

Earned Units	1,000 x 132.00%	1,320

Company Annualized TSR Is Less Than Comparator Group Median Annualized TSR
Assumptions

Company:
Beginning Average Per Share Closing Price		$15.00
Ending Average Per Share Closing Price		$20.00
Dividends per Share		$0.00
Performance Period		3 years

Comparator Group:
Comparator Group Median Annualized TSR		15.00%

Computations:

Company Annualized TSR	[($20/$15) (1/3) – 1] x 100%	10.06%

Relative TSR	10.06% – 15%	– 4.94%

Relative TSR Factor	(– 4.94% x 6.25) + 100%	69.13%

Earned Units	1,000 x 69.13%	691

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APPENDIX B

COMPARATOR GROUP

The Comparator Group consists of all companies that, as of the Grant Date, are included in the Data Processing and Outsourced Services Industry component of the Russell 3000 Index having a market cap of less than $10 billion (the “Comparator Group Criteria”).

As of the Grant Date, the Comparator Group consists of the following constituent companies:

Alliance Data	TTEC Holdings	Priority Technology
Conduent	Exela Technologies	i3 Verticals
Sabre	Cardtronics plc	NIC Inc.
Genpact Limited	Black Knight	Int’l Money Express
MAXIMUS	CSG Systems Int’l	PRGX Global
Euronet	Exl Service	Cass Information
CoreLogic	StarTek	PaySign
WEX, Inc.	EVO Payments	-----
Sykes Enterprises	EVERTEC	-----

The Comparator Group established as of the Grant Date, and, if applicable, a constituent’s company’s Total Stockholder Return for the Performance Period, will only be modified during the Performance Period as follows:

•

A constituent company that becomes bankrupt during the Performance Period will remain a member of the Comparator Group, but its Annualized TSR for the Performance Period will be deemed to equal negative 100%.

•	A constituent company that is acquired or ceases to be publicly traded for a reason other than bankruptcy during the Performance Period will be excluded from the Comparator Group.
•

A constituent company that distributes a portion of its business in a spin-off transaction during the Performance Period and that remains publicly traded will be retained in the Comparator Group, but the company that is spun off will not be included in the Comparator Group.

•	A constituent company that ceases to satisfy the Comparator Group Criteria during the Performance Period nevertheless will be retained in the Comparator Group.

VERRA MOBILITY CORPORATION

PERFORMANCE SHARE UNITS

AWARD AGREEMENT

(U.S. PARTICIPANTS)

Verra Mobility Corporation (the “Company”) has granted to the Participant named in the Grant Notice to which this Agreement is attached an Award consisting of Performance Share Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement.  The Award has been granted pursuant to the Verra Mobility Corporation 2018 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.

1.The Award.

The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which the Performance Goal is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units.  Subject to the terms of this Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the Settlement Date one (1) Share.  Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units.  Prior to settlement of Vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.Certain Defined Terms.

2.1“Annualized TSR Percentage” means, for the Company and each Comparator Group Company, the compound annual growth rate, expressed as a percentage (rounded to the nearest 1/100 of 1%), in the value of one share of such company’s common stock during the Performance Period due to the appreciation in the price per share and dividends paid during such period with respect to such share, assuming dividends are reinvested, calculated as follows:

x 100%

Where,

“Ending Price” is the Ending Average Per Share Closing Price of such company;

“Dividends” are the aggregate values of all dividends paid to a stockholder of record of such company with respect to one share of common stock during the Performance Period;

“Beginning Price” is the Beginning Average Per Share Closing Price of such company; and

“N” is the number of 12-month periods that have elapsed between the first day of the Performance Period and the last day of the Performance Period (which may not be a full integer if computed in connection with a Change in Control or a termination of employment under Section 9.2).

2.2“Average Per Share Closing Price” means, for the Company and each Comparator Group Company, the average of the daily closing prices per share of common stock of such company as reported on the national or regional securities exchange or quotation system constituting the primary market for such common stock for all trading days falling within the applicable averaging period.

2.3“Beginning Average Per Share Closing Price” means, for the Company and each Comparator Group Company, the Average Per Share Closing Price for the 20 trading days beginning on the first trading day occurring on or immediately following the first day of the Performance Period.

2.4“Ending Average Per Share Closing Price” means, for the Company and each Comparator Group Company, the Average Per Share Closing Price for the 20 trading days ending on the last trading day of the Performance Period.

2.5“Company Absolute TSR” means the percentage point increase or decrease (rounded to the nearest 1/100 of 1%) equal to the quotient of (a) the sum of (i) the Ending Average Per Share Closing Price of the Company and (ii) the aggregate value of all dividends paid to a stockholder of record of the Company with respect to one Share during the Performance Period, divided by (b) the Beginning Average Per Share Closing Price of the Company.

2.6“Company Annualized TSR” means the Company’s Annualized TSR Percentage for the Performance Period.

2.7“Comparator Group Median Annualized TSR” means the median Annualized TSR Percentage of the Annualized TSR Percentages of all Comparator Group Companies for the Performance Period.

2.8“Relative TSR” means, for the Performance Period, the positive or negative difference, measured in percentage points (rounded to the nearest 1/100 of 1%), equal to (a) Company Annualized TSR minus (b) Comparator Group Median Annualized TSR.

2.9“Relative TSR Factor” means a percentage (rounded to the nearest 1/100 of 1%) determined as follows:

(a)Zero or Positive Relative TSR.  If the Relative TSR for the Performance Period is equal to or greater than zero (0), the Relative TSR Factor shall be calculated as follows:

(b)Negative Relative TSR.  If the Relative TSR for the Performance Period is less than zero (0), the Relative TSR Factor shall be calculated as follows:

Notwithstanding the foregoing, the calculation of the Relative TSR Factor shall be qualified by the following:

(i)the Relative TSR Factor may not exceed 150%;

(ii)if the Company Absolute TSR for the Performance Period is a negative number, the Relative TSR Factor may not exceed 100% even if the Company Annualized TSR exceeds the Comparator Group Median Annualized TSR; and

(iii)if the Relative TSR is less than negative 8%, the Relative TSR Factor shall be zero percent (0%).

3.Committee Determination of Earned Units.

3.1Level of Performance Measure Attained.  As soon as practicable following completion of the Performance Period, but in any event no later than the Settlement Date, the Committee shall determine the level of attainment of the Performance Measure during the Performance Period, the resulting Relative TSR Factor and the number of Units which have become Earned Units.

3.2Adjustment for Leave of Absence or Part-Time Work.  Unless otherwise required by law or Company policy, if the Participant takes one or more unpaid leaves of absence in excess of thirty (30) days in the aggregate during the Performance Period, the number of Units which would otherwise become Earned Units shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.  Unless otherwise required by law or Company policy, if the Participant commences working on a part-time basis during the Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of the Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Earned Units, or provide that the number of Units which would otherwise become Earned Units shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s part-time schedule.

4.Vesting of Earned Units.

4.1Normal Vesting.  Except as otherwise provided by this Agreement, Earned Units shall vest and become Vested Units as provided in the Grant Notice.

4.2Vesting Upon a Change in Control.  In the event of a Change in Control, the vesting of Earned Units shall be determined in accordance with Section 9.1.

4.3Vesting Upon Involuntary Termination in Anticipation of a Change in Control.  In the event that Participant’s Service is terminated by the Company for a reason other than for Cause, death or Disability (an “Involuntary Termination”), and such Involuntary Termination either (a) occurred within the ninety (90) day period prior to the effective date of a Change in Control or (b) is demonstrated by the Participant to the reasonable satisfaction of the Committee to have been at the request of a third party who is a party to such Change in Control (in either case, an “Involuntary Termination in Anticipation of a Change in Control”), then the vesting of Earned Units shall be determined in accordance with Section 9.2.

4.4Vesting Upon Involuntary Termination Following a Change in Control.  In the event that upon or within twelve (12) months following the effective date of a Change in Control, the Participant’s Service terminates due to Involuntary Termination, then the vesting of Earned Units shall be determined in accordance with Section 9.3.

5.Termination of Service.

In the event that the Participant’s Service terminates for any reason, with or without cause, other than as described in Section 4.3 or 4.4, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

6.Settlement of the Award.

6.1Issuance of Shares.  Subject to the provisions of Section 6.3 and Section 7 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) Share.  Shares issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3.

6.2Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all Shares acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such Shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice.  Except as provided by the foregoing, a certificate for the Shares acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

6.3Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.  Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

6.4Fractional Shares.  The Company shall not be required to issue fractional Shares upon the settlement of the Award.

7.Tax Withholding and Advice.

7.1In General.  Subject to Section 7.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes and (if applicable) taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes) and required by law to be withheld with respect to any taxable event arising as a result of the Participant’s participation in the Plan (referred to herein as “Tax-Related Items”).

7.2Withholding of Taxes.  The Company or any other Participating Company, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit to the applicable Participating Company, an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be necessary in the opinion of the applicable Participating Company to satisfy such Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy).  In this regard, the Participant authorizes the applicable Participating Company or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from the Participant’s wages or other cash compensation paid to the Participant by the applicable Participating Company; or

(b)withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)withholding in Shares to be issued upon vesting and settlement of the Units; or

(d)direct payment from the Participant.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.  Finally, the Participant shall pay to the applicable Participating Company any amount of Tax-Related Items that the Participating Company may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.

7.3Tax Advice.  The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.  THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS.  NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

8.Authorization to Release Necessary Personal Information.

The Participant hereby authorizes and directs the Participant’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding the Participant’s Service, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that the Data may be transferred to the Company or any other Participating Company, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom Shares acquired upon settlement of this Award or cash from the sale of such Shares may be deposited.  The Participant acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Participant’s residence. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of other Participating Company, or to any third parties is necessary for Participant’s participation in the Plan.  The Participant may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Award, and the Participant’s ability to participate in the Plan.

9.Change in Control.

In the event of a Change in Control, this Section 9 shall determine the treatment of the Units which have not otherwise become Vested Units, except as otherwise determined in accordance with an employment agreement or other agreement between the Company and the Participant which is applicable to this Award.

9.1Effect of Change in Control on Award.  In the event of a Change in Control, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”).  The number of Earned Units and the vesting of those Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a)Earned Units.  In the Committee’s determination of the number of Earned Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative TSR Factor:

(i)The Company’s Annualized TSR Percentage shall be determined for the Adjusted Performance Period as provided by Section 2.1, except that the Ending Average Per Share Closing Price for the 20 trading days ending on the last day of the Adjusted Performance Period shall be replaced with the price per Share to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per Share as reported on the Nasdaq Capital Market for the last trading day of the Adjusted Performance Period), increased by the aggregate of all cash dividends paid to the holder of a share of Stock during the Adjusted Performance Period.

(ii)The Comparator Group Median Annualized TSR shall be determined as provided by Section 2.7, except that the Ending Average Per Share Closing Price for each Comparator Group Company shall be determined for the 20 trading days ending on the last day of the Adjusted Performance Period.

(b)Vested Units.  As of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date (except as provided by Section 9.2), a portion of the Earned Units determined in accordance with Section 9.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted

Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section.  The Accelerated Units shall be settled in accordance Section 6 immediately prior to the consummation of the Change in Control.  Except as otherwise provided by Section 9.3, that portion of the Earned Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units shall become Vested Units on the Vesting Date of the original Performance Period determined without regard to this Section, provided that the Participant’s Service has not terminated prior to such Vesting Date.  Such Vested Units shall be settled on the Settlement Date in accordance with Section 6, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

9.2Involuntary Termination in Anticipation of a Change in Control.  In the event that the Participant’s Service terminates due to Involuntary Termination in Anticipation of a Change in Control, the number of Earned Units shall be determined in the manner specified by Section 9.1 as of the day immediately preceding the Change in Control, with respect to an Adjusted Performance Period ending on such day.  The number of Earned Units so determined shall vest in full and become Vested Units, and such Vested Units shall be settled in accordance Section 6 immediately prior to the consummation of the Change in Control.

9.3Involuntary Termination Following Change in Control.  In the event that upon or within twelve (12) months following the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of the Earned Units determined in accordance with Section 9.1(a) in excess of the number of Accelerated Units shall be deemed Vested Units effective as of the date of the Participant’s Involuntary Termination and shall be settled in accordance with Section 6, treating the date of the Participant’s termination of Service as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

10.Adjustments for Changes in Capital Structure.

The number of Units awarded pursuant to this Agreement is subject to adjustment as provided in Section 4.3 of the Plan.  Upon the occurrence of an event described in Section 4.3 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Agreement and included within the meaning of the term “Shares” for all purposes of the Award.  The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

11.No Entitlement or claims for compensation.

11.1The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award.  By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Awards to the Participant.  The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the  Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

11.2Neither the Plan nor the Units shall be deemed to give the Participant a right to remain an Employee, Director or Consultant of the Company or any other Participating Company.  The Participating Company Group reserves the right to terminate the Service of the Participant at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any), and the Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, the Units or any other outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

12.Rights as a Stockholder.

The Participant shall have no rights as a stockholder with respect to any Shares that may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10.

13.Miscellaneous Provisions.

13.1Amendment.  The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

13.2Nontransferability of the Award.  Prior to the issuance of Shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any Shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company.  Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.3Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13.4Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of any other Participating Company at which the Participant works.

13.6Construction of Agreement.  The Grant Notice, this Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.  All decisions of the Committee with respect to any question or issue arising under the Grant Notice, this Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Units.

13.7Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

13.8Section 409A.

(a)Compliance with Section 409A.  Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof).  The vesting and settlement of Units awarded pursuant to this Agreement are intended to qualify for the “short-term deferral” exemption from Code Section 409A.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Units will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the Units.

(b)Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

13.9Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Units.

13.10Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

13.12Relocation Outside the United States.  If the Participant relocates to a country outside the United States, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.